                                                                     EXHIBIT 4.3


                                    AGREEMENT

         This Agreement ("Agreement") is entered into by and among Availent Financial, Inc., a Delaware Corporation with its principal places of business located at 2720 Stemmons Freeway, South Tower, Suite 600, Dallas, Texas 75207, the surviving corporation resulting from a merger between Availent Financial, Inc., ("Availent Financial") a Texas Corporation, and SeaCrest Industries, Inc. ("Seacrest"), a Delaware Corporation which was finalized on December 4, 2002, ("Availent"), Michelle Krajicek McGeeney ("M. McGeeney"), Patrick A. McGeeney ("P. McGeeney") (collectively, "McGeeneys") and Bergstrom Investment Management, L.L.C. ("Bergstrom"); a Delaware Limited Liability Company whose address is 714 Roger Avenue, Kenilworth, IL 60043 as follows:

RECITALS:

         WHEREAS, Availent Financial, Availent and Bergstrom have heretofore entered into certain loan agreements and amendments to such loan agreements pursuant to which Bergstrom has lent to Availent Financial or Availent the sum of One Million Three Hundred Fifty Five Thousand Dollars ($1,355,000); and,

         WHEREAS, in consideration for such loans by Bergstrom and the renewal and extension of such loans, Avalient has delivered to Bergstrom certain promissory notes and renewal and extension promissory notes ("Bergstrom Notes") which Notes are held by Bergstrom and are more specifically described on EXHIBIT "A" attached hereto and incorporated herein for all purposes and, in addition to payment of certain interest, commitment fees, extension fees, attorneys fees and travel expenses, and other charges and expense related to the Bergstrom Notes Availent further agreed to issue and has issued, certain shares of Availent's common stock and has issued warrants for Bergstrom to purchase additional shares of Availent's common stock at certain prices as described on EXHIBIT "B" attached hereto; and,

         WHEREAS, as collateral to secure repayment of the Renewal And Extension Promissory Note dated December 27, 2002, described on EXHIBIT "A" in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), pursuant to the provisions of a Limited Guaranty dated February 26, 2002, M. McGeeney granted Bergstrom a Collateral Assignment in a certain Annuity issued by Sun America, Sun America Annuity Contract No. P15A1021155 ("Sun America"); and,

         WHEREAS, as collateral to secure repayment of the Renewal And Extension Promissory Note dated December 27, 2002, described on, EXHIBIT "A" in the principal amount of Seventy-Five Thousand and No/100 Dollars ($75,000.00), Availent as provided Bergstrom a security interest in Availent's bank account with First Union / Wachovia ("Bank") pursuant to the terms of an agreement regarding checking account dated November 4, 2002; and,

         WHEREAS, as collateral to secure repayment of the Renewal, Extension And Modified


AGREEMENT -  PAGE 1                                                            1

Promissory Note dated December 27, 2002, described on EXHIBIT "A" in the principal amount of Seven Hundred Eighty Thousand and No/100 Dollars ($780,000.00), pursuant to the provisions of Limited Guaranty Agreements dated December 27, 2002, M. McGeeney and P. McGeeney granted Bergstrom a Second Lien against real property located at 320 Kearney Avenue, Santa Fe, New Mexico 87501 ("New Mexico Property"); and

         WHEREAS, the Promissory Notes described on EXHIBIT "A" mature on April 30, 2003, but Availent has the legal right to renew and extend the Promissory Notes through prepayment of interest on such date; and,

         WHEREAS, Availent has an obligation to another lender or investor, Bobby Lutz ("Lutz") in the original amount of Three Hundred Seventy Five and No/100 Dollars ($375,000); and,

         WHEREAS, Availent is in the process of registering certain shares of its common stock with the Securities And Exchange Commission ("S.E.C.") for sale to the public ("SB-2 Registration") and has become listed with the National Association of Securities Dealers ("NASD"); and,

         WHEREAS, Availent is in need of additional financing with which to provide working capital prior to the receipt of proceeds from a SB-2 Registration and public offering of its shares of stock;

         WHEREAS, pursuant to the terms of this Agreement, as set forth below, Bergstrom has agreed to provide Availent an additional principal amount of $300,000.

         Now therefore, in consideration of the promises, covenants and considerations hereinafter expressed, the parties hereto agree as follows:

         1. RENEWAL AND EXTENSION PROMISSORY NOTE: $500,000. All parties agree that immediately following the execution of this Agreement by all parties, Bergstrom shall have the right to make demand for payment of the Sun America Annuity pursuant to the provisions of the Collateral Assignment of which Bergstrom is the holder and assignee. Upon receipt of the proceeds there from, such amount shall be immediately applied in payment of all amounts owed pursuant to the terms of the Renewal And Extension Promissory Note dated December 27, 2002, in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) described on EXHIBIT "A". Any balance of the proceeds from the Sun America Annuity remaining after application of the proceeds in payment of the amounts owed on the said Note (including without limitation, principal, interest, and attorney's fees) and after payment of any other fees or charges (but not principal or interest) owed to Bergstrom on the $780,000 or $75,000 Notes shall be immediately paid to M. McGeeney along with, a written accounting of the proceeds received and the application of such proceeds. In the event the proceeds of the Sun America Annuity are insufficient to liquidate and pay the outstanding balance of all amounts owed pursuant to the terms of said Note, Bergstrom agrees that such Note shall be renewed, modified and extended



AGREEMENT  - PAGE 2                                                            2
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upon such reasonable terms as may be negotiated by Availent and Bergstrom.
Simultaneous herewith, McGeeney and P. McGeeney shall deliver to Bergstrom a letter addressed to Sun America authorizing Bergstrom to immediately draw all proceeds from the account. They also agree to execute any additional documentation required by Sun America to effectuate such release of proceeds to Bergstrom.

         2. RENEWAL AND EXTENSION PROMISSORY NOTE: $780,000; RENEWAL AND EXTENSION PROMISSORY NOTE: $75,000. Bergstrom agrees to renew and extend the Renewal And Extension Promissory Note in the principal amount of Seven Hundred Eighty Thousand and No/100 Dollars ($780,000) and renew and extent the Renewal and Extension Promissory Note in the principal amount of Seventy Five Thousand and No/100 Dollars ($75,000) through accepting Renewal, Modified and Extension Promissory Notes ("$855,000 Notes") (copies of which are attached), provided that Availent shall hereby be released from personal corporate liability for payment of such Notes through executing a Release of any liability by Availent on such $855,000 Notes. In consideration of such renewal, modification and extension, the parties agree as follows:

                  [a] Availent agrees to issue 1,700,000 shares of its Common Stock ("Common Shares") to a mutually agreeable Escrow Agent [who must have or establish an escrow account with a mutually acceptable brokerage firm] who shall hold such shares as collateral to secure repayment of the $855,000 Notes. Bergstrom agrees to convey or assign, in trust for its benefit pending payment of the $780,000 Note and subject to subsection (h) below to the Escrow Agent the Second Lien covering the New Mexico property which Bergstrom holds as collateral to secure payment of the $780,000 promissory note.;

                  [b] Availent agrees to include the Common Shares held in escrow within the anticipated SB-2 with the proceeds of the sale of such shares to be paid to the Escrow Agent. Upon receipt of the proceeds of such sale, the Escrow Agent, pursuant to the terms of this Agreement and the Escrow Agreement entered into of even date herewith shall be instructed to pay to Bergstrom all principal, interest and other charges that have accrued as of the date of the payment on the $855,000 Notes;

                  [c] Upon payment of the amounts owed on the $855,000 Notes, the balance of the proceeds, if any, after deducting any escrow fees or other expenses relating to the expenses of the transactions covered by the Escrow Agreement, shall be paid to Availent;

                  [d] Additionally, upon payment of the amounts owed Bergstrom on the $855,000 Notes, the Escrow Agent shall transfer or assign to Availent the Second Lien covering the New Mexico Property;

                  [e] M. McGeeney and P. McGeeney agree to convey, subject to the outstanding balance of the first lien mortgage, title and ownership of the New Mexico Property to Availent at such time as the Escrow Agent pays to Bergstrom the amounts owed on the $855,000 Notes and transfers or assigns the Second Lien to Availent.



AGREEMENT - PAGE 3                                                             3

                  [f] Availent agrees from the date hereof to timely pay the monthly payments required by an owner of the New Mexico Property, including but not necessarily limited to the monthly mortgage payment, insurance, taxes, maintenance and other costs or expenses associated with ownership, as well as any additional ownership, as well as any additional title insurance or endorsements deemed by Bergstrom to be reasonably necessary. Further, the parties agree to execute ownership, as well as any additional title insurance or endorsements deemed by Bergstrom to be reasonably necessary. Further, the parties agree to execute any additional documentation deemed by Bergstrom to be reasonably necessary to perfect or evidence perfection of its lien thereon:

                  [g] Subject to subsection (h) below, Availent further agrees that McGeeneys shall have an option to repurchase the New Mexico Property which shall continue for a period of 120 days following McGeeneys' piggy back registration of the 500,000 Shares of Availent Common Stock referred to in Paragraph 3 below or December 31, 2003, whichever shall last occur. The option price shall be an amount equivalent to the total amount paid to Bergstrom of $855,000 plus legal, plus interest, plus loan fees and accepting conveyance of the said Property from Availent subject to the first lien mortgage and other exceptions to the title that exists as of the date the title and ownership of the said Property is conveyed by M. McGeeney and P. McGeeney.

                  [h] In the event Availent Common Shares referred to in (a) above are not sold pursuant to a SB-2 offering or the $855,000 Notes are not otherwise paid prior to the 30th day of September, 2003, the Escrow Agreement shall terminate, the Availent Common Shares shall be returned to Availent and the Second Lien covering the New Mexico Property shall be re-conveyed and re-assigned to Bergstrom, M. McGeeney and P. McGeeney shall not be required to convey title and ownership of the said Property to Availent and the option to repurchase shall terminate.

                  [i] Although Bergstrom agrees to release Availent from any further corporate liability with regard to the obligations arising out of the $855,000 Notes, to the extent that M. McGeeney and/or P. McGeeney have personally guaranteed payment of the $500,000, $780,000 or $75,000 Notes, such guaranties shall not be terminated but shall continue and apply as well to the $855,000 Notes, notwithstanding the release of Availent and modification of the said notes to eliminate any corporate liability of Availent for payment of any amounts owed pursuant to the terms of said Notes.

         3. ISSUANCE TO MCGEENEY OF AVAILENT COMMON STOCK. In consideration for the transfer of the Sun America Annuity to Bergstrom and the agreement to transfer to Availent ownership of the New Mexico Property, Availent agrees to issue to McGeeney 1,000,000 Shares of Availent Common Stock which shall be restricted shares pursuant in the provisions of Rule 144 and shall not be among the Availent shares of Common Stock included in the anticipated SB-2 Registration; however, Availent agrees that McGeeneys shall have "piggyback" registration rights attached to 500,000 shares of such stock to enable McGeeneys to cause the shares subject



AGREEMENT-PAGE 4                                                               4
to such rights to be included in any subsequent registration of Availent's Common Stock, including a SB-3 Registration pursuant to a demand for registration by Bergstrom of Shares of Availent Common Stock purchased through Availent Common Stock Warrants as provided in Paragraph 6 below.

         4. REGISTRATION OF BERGSTROM'S SHARES OF AVAILENT COMMON STOCK. Availent agrees that all 856,000 of the shares of Availent Common Stock owned by Bergstrom as of the date hereof shall be included in the anticipated SB-2;

         5. PRIORITY OF PAYMENTS FROM PROCEEDS OF SB-2. Availent agrees that, with the following exception, no shares of Availent's Common Stock included in the anticipated SB-2 may be sold by any person or entity other than Bergstrom and another investor, Bobby Lutz, until all the financial obligations then owed to Bergstrom as a result of his loans to Availent shall have been paid in full, including the $855,000 Notes which are being modified as of the date hereof to eliminate any further corporate liability by Availent. Notwithstanding the foregoing and as an exception to the foregoing, whether or not the financial obligations owed Bergstrom as a result of his loans to Availent have been paid in full, Availent shall be entitled to sell at the beginning of each month following the SB-2 Registration of shares of Availent Common Stock included in the Registration which have a fair market value at that time of $200,000, which shares are necessarily available for sale to enhance the public market's recognition of the value of Availent's Common Shares of Stock.

         6. DEMAND REGISTRATION OF AVAILENT COMMON SHARES OF STOCK. Availent agrees to issue to Bergstrom the right to demand registration of 490,000 Shares of Common Stock which Bergstrom shall be authorized to purchase pursuant in Availent Common Stock Warrants. Additionally, McGeeneys shall have the right of "piggy back" registration of 500,000 Shares of Availent Common Stock. Such demands can be made at any time following the SB-2 Registration and Availent shall utilize its "reasonable best commercial efforts" to comply with such demands through filing such a registration statement (S-3) which the parties agree way take 45 to 60 days from the date Availent receives such demand.

         7. BERGSTROM'S INVESTMENT. Subject to the conditions set forth below, Bergstrom agrees to pay to Availent the sum of a maximum of $300,000 in consideration of the benefits conveyed by the foregoing provisions of this Agreement and the following considerations:

                  [a] Issuance to Bergstrom by Availent of 600,000 Shares of Availent's Common Stock which Availent agrees to include in the anticipated SB-2 Registration;

                  [b] Issuance to Bergstrom of Availent Common Stock Warrants authorizing Bergstrom to purchase 60,000 Shares of Availent Common Stock at any time for a period of five (5) years from the date of the Warrants at a purchase price of $1.00 per share with such Warrants containing substantially similar terms and conditions as other Warrants heretofore issued to Bergstrom;



AGREEMENT-PAGE 5                                                               5

                  [c] Availent's commitment that it will make good faith, commercially reasonable efforts to obtain an additional investor or lender to match Bergstrom's payment of $300,000 by no later than April 28, 3003, with the first $100,000 of such matching funds to be made available to Availent by no later than Friday, April 18, 2003, and the reaming $200,000 available by April 28, 2993; and

                  [d] Availent does hereby agree to repurchase Bergstrom's 600,000 (six hundred thousand) Common Shares for $0.67 per share, should, if and when Availent collects any equity or debt financing over and above the $600,000 (six hundred thousand dollars) referred to in this Agreement. Availent agrees to repurchase the aforesaid Common Shares in the amount of 50% (fifty percent) of all cash debt and equity raised into Availent up to $402,000.

Bergstrom agrees to find $200,000 of such purchase price through a wire transfer of such sum to an account of the law firm of Leggett & Clemons for immediate release to Availent by no later than the end of the business day on Monday, April 14, 2003, conditioned upon to following:

                  [a] Availent causing: A Public Relations Company, Inc.: David
L. Malina - 472,489 - #919; Consolidated American Energy Resources, Inc.:
Malina-472,489 - 9l7; Consolidated American Financial Services Group, Inc.-472,489 - #918 Meadow Holdings Corp. - Darren Cioffi - 708,733 - #915; SOS Resources Services, Inc. - Salvatore Russo - 708,733 - #916 to deposit certificates representing 2,834,933 shares of Availent Common Stock with the Escrow Agent described in Paragraph 2(a) above which shares shall be retained in escrow as additional collateral to secure payment of the $855,000 Notes held by Bergstrom. Availent shall include such shares among the shares to be included in the anticipated SB-2 Registration. To the extent the $855,000 Notes are not paid in full from the proceeds of the sale of the 1,700,000 Shares of Availent Common Stock deposited with the Escrow Agent as described in Paragraph 2(a), the proceeds of the sale of the shares pledged by Malina and Russo shall be utilized for such purposes.

                  [b] Availent agreeing to disburse the $200,000 portion of the Bergstrom investment to the payees and for the purposes described on EXHIBIT "C" attached hereto and incorporated herein for all purposes;

                  [c] Availent's agreement to provide Bergstrom monthly financial statements until the anticipated SB-2 becomes effective, with such financial statements to be provided within a reasonable thee following the last day of the month for which the financial statements are prepared. However, when the SB-2 registration statement is deemed effective by the SEC, Availent will no longer provide Bergstrom with financial statements

                  [d] Availent entering into a "Standstill Agreement" with Lutz containing terms whereby Lutz agrees not to initiate litigation or file any administrative or regulatory complaint against Availent or its officers, former officers or Availent's agents or representatives for a period of three (3) months.



AGREEMENT-PAGE 6                                                               6

Bergstrom agrees to fund in a like manner the additional $100,000 portion of the purchase price, if and only if, Availent has obtained funding from another investor and/or lender in the amount of $100,000 and is continuing its good faith, commercially reasonable efforts to obtain an additional equity contribution or loan by no later than the end of the business day on Friday, April 18, 2003.

THE SECOND $600,000 RAISED IN CASH EQUITY OR DEBT FINANCING OVER AND ABOVE THIS $600,000 IS TO BE PAID BACK TO LUTZ AND BERGSTROM ON A PARI PASSU (50% EACH) BASIS ON LUTZ'S $375,000 INVESTMENT AND BERGSTROM'S ADDITIONAL $300,000 EQUITY INVESTMENT.

         8. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns and/or affiliates.

         9. ARBITRATION; VENUE; JURISDICTION. The parties acknowledge and agree that this Agreement is being entered into in Dallas County, Texas and that venue over any disputes shall be in Dallas County, Texas and that the laws of the State of Texas shall apply to the construction, interpretation, and/or application of this Agreement. The parties agree that any disputes that may arise concerning the construction, interpretation or application of this Agreement which cannot be amicably resolved between the parties shall be resolved through mandatory arbitration conducted by three arbitrators in accordance with the rules and pursuant to the administration of the American Arbitration Association. Such arbitration shall be conducted in Dallas County, Texas and shall be final and binding upon the parties. Any party seeking to reduce an award to a final judgment shall do so through initiating litigation in a Dallas County Judicial District Court located in Dallas County, Texas.

         10. NOTICES. All notices required by this Agreement shall be effective if provided in writing and mailed to the other party by certified mail, return receipt requested to the following address or such other address as either party may provide to the other party in writing in the manner required by this paragraph:

                  A. IF TO BERGSTROM

                  Bergstrom Investment Management, L.L.C.
                  Mr. Kelley Bergstrom
                  President
                  714 Roger Ave.
                  Kenilworth, IL. 60043

                  B. IF TO AVAILENT

                  Mr. Patrick A. McGeeney
                  President
                  2720 Stemmons
                  Suite 600



AGREEMENT-PAGE 7
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                  Dallas, Texas 75207

                  C. IF TO M. MCGEENEY:

                  Ms. Michelle Krajicek McGeeney
                  2209 Allen Street
                  Dallas, Texas 75204

                  P. IF TO P. MCGEENEY:

                  Mr. Patrick A. McGeeney
                  2209 Allen Street
                  Dallas, Texas 75204

         11. RATIFICATION. Other than to the extent of the provisions contained in this Agreement which conflict with the provisions of any Loan Agreements or Amendments to Loan Agreements, heretofore entered into between the parties or any of the documents, including, but not limited to, promissory notes and amendments and modifications thereto and any common stock warrants, limited guaranties and stock pledge agreements, the provisions of such documents are hereby ratified and confirmed.

12. WAIVER. Except to the extent of the liabilities, obligations, and agreements hereby contained or any prior liabilities, obligations, and agreements herein intended (or implied) to be hereby ratified and carried forward, the parties hereto, for themselves, their heirs, successors and assigns, do hereby waive, release, and discharge each other, their heirs, successors and assigns and their agents, employees, officers, directors, and attorneys (collectively, the "Released Parties") from any and all duties, obligations, and liabilities arising out of any prior transactions or events, or the acts, actions, or omissions of the Released Parties in connection therewith, existing as of the date hereof whether known or unknown, asserted or un-asserted, equitable or at law, arising under or pursuant to common or statutory law, rules, or regulations and agree that the foregoing waiver, release, and discharge constitutes an inducement for each of the parties to enter into this Agreement.

         13. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, any of which shall be deemed an original.




                       THIS SPACE INTENTIONALLY LEFT BLANK




AGREEMENT-PAGE 8
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THIS AGREEMENT IS EXECUTED ON THE 14TH DAY OF APRIL , 2003.

                                BERGSTROM INVESTMENT MANAGEMENT, L.L.C.,
                                   A DELAWARE LIMITED LIABILITY COMPANY



                                   BY: /s/ KELLY A. BERGSTROM
                                       ----------------------------
                                           KELLY A. BERGSTROM
                                           PRESIDENT


                                   AVAILENT FINANCIAL, INC.,
                                   A DELAWARE CORPORATION

                                   BY: /s/ PATRICK A. MCGEENEY
                                       ----------------------------
                                           PATRICK A. MCGEENEY
                                           PRESIDENT

                                   AVAILENT MORTGAGE, INC.,
                                   A DELAWARE CORPORATION

                                   BY: /s/ MICHAEL BANES
                                       ----------------------------
                                           MICHAEL BANES
                                           PRESIDENT


                                   /s/ PATRICK A. MCGEENEY
                                   --------------------------------
                                       PATRICK A. MCGEENEY


                                   /s/ MICHELE KRAJICEK MCGEENEY
                                   --------------------------------
                                       MICHELE KRAJICEK MCGEENEY



AGREEMENT-PAGE 9